UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 4, 2022

RumbleOn, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-38248	46-3951329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 W. Walnut Hill Lane
Irving, Texas	75038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (214) 771-9952

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	RMBL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 4, 2022 (the “Closing Date”), ROF SPV I, LLC (“ROF SPV”), an indirect subsidiary of RumbleOn, Inc. (the “Company”), entered into a $25,000,000 secured loan facility (the “Facility”) primarily to provide for the purchase by ROF SPV of consumer finance loans and other Eligible Receivables originated by RumbleOn Finance, LLC (“ROF”), the Company’s consumer finance subsidiary. Capitalized terms used but not otherwise defined in this report have the meanings set forth in the Loan Agreement (as defined below).

The Facility was entered into pursuant to the following agreements, among others: (1) a Loan and Security Agreement, dated as of the Closing Date (the “Loan Agreement”), by and among ROF SPV, as borrower, certain lender parties set forth in the Loan Agreement, and Credit Suisse AG, New York Branch (“Credit Suisse”) as a managing agent together with the other managing agents from time to time parties thereto, and Credit Suisse, as administrative, payment and collateral agent for the Secured Parties (in such capacities, the “Agent”), pursuant to which the Lenders may provide loans up to a principal amount of $25,000,000, subject to borrowing base and other conditions and restrictions, which loans will be secured by certain Collateral including consumer finance loans purchased by ROF SPV pursuant to the Purchase Agreement (as defined below); and (2) a Purchase and Sale Agreement, dated as of the Closing Date (the “Purchase Agreement,” and together with the Loan Agreement, the “Agreements”), between ROF and ROF SPV.

Borrowings under the Facility generally bear interest at a rate per annum equal to the lesser of (i) the Interest Rate plus an applicable margin of 5.00% and (ii) the highest lawful and non-usurious rate of interest applicable to the loan.

ROF SPV may voluntarily prepay the full principal balance of the loan and all other obligations and terminate the Loan Agreement at any time after 24 months following the closing date (the “Revolving Period”), so long as, ROF SPV shall have given the Agent, each Lender, and certain other parties specified in the Loan Agreement not less than thirty (30) calendar days prior written notice. Additionally, ROF SPV may prepay the loan in part in connection with a Permitted Whole Loan Sale, also subject to the payment, for the benefit of Lenders, of an amount equal to one percent (1.0%) of the aggregate principal amount of the Loan so prepaid. Agent shall have a right of first refusal on offers of securitization, third-party financings, and whole loan sales under certain circumstances and provided certain conditions are met.

During the Revolving Period, so long as the then outstanding principal balance of the loans is less than an amount equal to ninety percent (90%) of the then-applicable maximum loan amount, Company’s direct or indirect subsidiaries shall contribute to ROF SPV one hundred percent (100%) of all Eligible Receivables originated, acquired or held by Parent’s direct and indirect subsidiaries on the same terms and conditions set forth in the Loan Agreement.

ROF SPV and ROF provide customary representations and covenants under the Agreements which, with regard to ROF SPV’s obligations under the Loan Agreement, include financial covenants and collateral performance covenants. Receivables in the Facility are subject to certain eligibility criteria, concentration limits and reserves. The Loan Agreement provides for certain early amortization events and events of default. Upon the occurrence of an event of default, the Agent may terminate the Loan Agreement and require immediate payment in full of all outstanding amounts.

By separate agreements, ROF pledges its equity interest in ROF SPV as additional collateral for the Facility and ROF and the Company provide certain indemnities in favor of the Agent for acts of ROF SPV.

On February 4, 2022, the Company and ROF entered into an Indemnity Agreement in favor of Credit Suisse (the “Indemnity Agreement”). ROF’s and the Company’s obligations under the Indemnity Agreement are limited to (i) losses incurred by the Agent and Lenders as the result of certain customarily indemnified “bad boy” acts or (ii) the entire amount of the Facility under certain circumstances in the event of the bankruptcy or similar insolvency of Company, ROF or ROF SPV.

The foregoing description of the Agreements and Indemnity Agreement do not purport to be complete and are qualified in their entirety by the Loan Agreement, Purchase Agreement, and Indemnity Agreement, copies of which are attached to this report as Exhibit 10.1, 10.2, and 10.3, respectively, and incorporated in this report by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure included in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Loan and Security Agreement, dated February 4, 2022.
10.2	Purchase and Sale Agreement, dated February 4, 2022.
10.3	Indemnity Agreement, dated February 4, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUMBLEON, INC.

Date: February 7, 2022	By:	/s/ Marshall Chesrown
Marshall Chesrown
Chief Executive Officer

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